EXHIBIT 10.2

RESTRICTED SHARE UNIT AGREEMENT
ARCHSTONE SMITH TRUST 2001 LONG-TERM INCENTIVE PLAN
Grant No. «GrantNo»

     THIS AGREEMENT, entered into as of «GrantDate» (the “Grant Date”), by and between «FirstName» «Middle» «LastName» (the “Participant”), and Archstone-Smith Trust (the “Trust”);

WITNESSETH THAT:

     WHEREAS, the Trust maintains the Archstone-Smith Trust 2001 Long-Term Incentive Plan as amended from time to time (the “Plan”), which is incorporated into and forms a part of this Agreement;

     WHEREAS, the Committee has awarded the Participant a restricted share unit award under the Plan;

     NOW, THEREFORE, IT IS AGREED, by and between the Trust and the Participant as follows:

1.	Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted «NoRSUs» restricted share units (the “Units”). The price of each Unit shall be «GrantPrice». This Award contains the right to Dividend Equivalent Units as described in Paragraph 3 of this Agreement.

2.	Definitions. Except where the context clearly implies or indicates the contrary, any term used in this Agreement but not defined herein shall have the meaning given such term in the Plan.

3.	Dividend Equivalent Units. The Participant shall be entitled to receive “Dividend Equivalent Units” with respect to the Units, as follows:

(a)	Annual crediting of Dividend Equivalent Units. As soon as possible after the first day of each calendar year, the Participant shall be credited with a number of Dividend Equivalent Units equal to (i) the amount the Committee determines to be the average dividend yield per Share for the previous calendar year, multiplied by (ii) the number of the Participant’s outstanding Units as of the preceding December 31 (reduced pro rata to reflect Units that were not outstanding on the record date with respect to each dividend payment date during such preceding calendar year).

(b)	Additional credits to reflect dividend payments on Dividend Equivalent Units. As soon as possible after the first day of each calendar year, the Participant shall be credited with additional Dividend Equivalent Units equal to (i) the amount the Committee determines to be the average dividend yield per Share for the previous calendar year, multiplied by (ii) the number of the Participant’s outstanding Dividend Units as of the preceding December 31 (reduced pro rata to reflect Dividend Equivalent Units that were not outstanding on each dividend payment date during such preceding calendar year).

4.	Vesting. Subject to the terms and conditions of the Plan and this Agreement, the Units and Dividend Equivalent Units awarded hereunder shall vest in accordance with the following:

(a)	The Units shall vest in one-third increments on each of [insert dates that are first, second and third anniversary date of approval of award by Compensation Committee] (each a “Vesting Date”).

(b)	The Dividend Equivalent Units credited to the Participant under Paragraph 3 shall vest in incremental installments on each Vesting Date. The percentage of the Dividend Equivalent Units which shall vest as of any Vesting Date shall be equal to the percentage of the Participant’s Units which are vested as of such Vesting Date.

(c)	The Units and Dividend Equivalent Units shall also vest as described in Paragraph 12.

Notwithstanding the foregoing, if the Participant’s Date of Termination occurs by reason of death or Disability, all unvested Units and Dividend Equivalent Units shall immediately vest upon the Date of Termination. Except as otherwise provided in the preceding sentence, all Units and Dividend Equivalent Units which are not vested upon the Participant’s Date of Termination shall be forfeited on such date. The Units and Dividend Equivalent Units shall also be forfeited in accordance with Paragraph 11. For purposes of this Agreement, the Participant’s “Date of Termination” shall be the date on which he both ceases to be an employee of the Trust and the Subsidiaries and ceases to perform material services for the Trust and the Subsidiaries, regardless of the reason for the cessation; provided that a “Date of Termination” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Trust or the Subsidiary which was the recipient of the Participant’s services. The Participant shall be considered to have a “Disability” for purposes of this Agreement during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, which condition is expected to be permanent

5.	Settlement.

(a)	Subject to Paragraph 5 (b) below, the total number of Units credited to the Participant that vest on a Vesting Date shall be valued as of such Vesting Date, and settlement of the Units shall be made as soon thereafter as practicable by transferring to the Participant a number of whole Shares equal to the number of vested Units which vested on the Vesting Date. The Units then being settled shall be cancelled. The total number of Dividend Equivalent Units credited to the Participant that vest on a Vesting Date shall be valued and settled as soon as practicable after December 31 of that year by transferring to the Participant a number of whole Shares equal to the number of vested Dividend Equivalent Units which vested on the Vesting Date, provided, however, that if the Participant’s Date of Termination occurs prior to December 31, any Dividend Equivalent Units that were vested as of the Participant’s Date of Termination shall be valued as of that date and settlement of the Dividend Equivalent Units shall be made as soon as practicable thereafter by transferring to the Participant a number of whole Shares equal to the number of vested Dividend Equivalent Units on the Participant’s Date of Termination. All Dividend Equivalent Units being settled as of any date shall then be cancelled and all other Dividend Equivalent Units shall be forfeited as described in paragraph 4.

(b)	Notwithstanding the foregoing to the contrary, the Participant may elect to defer the settlement of the Units and Dividend Equivalent Units in accordance with the terms of the Archstone-Smith Trust Deferred Compensation Plan (the “Deferred Compensation Plan”).

6.	Withholding. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of and to the extent provided by the Committee, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, that previously-owned Shares that have been held by the Participant less than six months or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum statutory obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

7.	Unit Not Shares. The award of Units and Dividend Equivalent Units under this Agreement does not constitute the award of Shares, and nothing in this Agreement shall be construed to give the Participant any rights as a shareholder of the Trust prior to settlement of a vested Award.

8.	Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.

9.	Adjustment of Award. The number of Units and Dividend Equivalent Units associated with these Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain transactions which affect the number, type or value of the Shares.

10.	Non-Competition Agreement. The award made pursuant to this Agreement shall be automatically forfeited as of the 90th day following the Grant Date if, as of such date, the Participant has not executed a non-competition agreement with the Trust in a form approved by the Trust.

11.	Forfeiture Provisions. In the event that the Committee determines that the Participant has engaged in conduct in violation of any non-competition agreement entered into between the Participant and the Trust or any affiliated entity, any portion of this Award which has not been settled, including any portion which has been deferred under the Deferred Compensation Plan, shall be forfeited unless the Committee provides otherwise.

12.	Change in Control. In the event that, (i) within one year following a Change in Control, the Participant’s employment is terminated by the Trust or the successor to the Trust or an affiliated entity which is his or her employer for reasons other than Cause following a Change in Control of the Trust (as defined below), or (ii) the Plan is terminated by the Trust or its successor following a Change in Control without provision for the continuation of the Award to the extent it is then outstanding hereunder, this Award shall immediately vest. For purposes of this Agreement, a “Change in Control” means the happening of any of the following:

(a)	the shareholders of the Trust approve a definitive agreement to merge the Trust into or consolidate the Trust with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Trust, the surviving corporation or corporation directly or indirectly controlling the Trust or the surviving corporation, as the case may be, is held by the same persons (as defined below) (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Trust immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Trust may be a new holder of such beneficial ownership; provided, further, that a transaction with an “Affiliate” of the Trust (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall not be treated as a Change in Control; or

(b)	the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Trust is acquired, other than from the Trust, by an “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Trust);

(c)	at any time during any period of two consecutive years commencing on the Grant Date, individuals who at the beginning of such period were members of the Board of Trustees of the Trust cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Trust’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

For purposes of this Paragraph, the Participant’s employment shall be deemed to be terminated by the Trust or the successor to the Trust or an affiliated entity for reasons other than Cause if the Participant terminates employment within four months after (i) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control. If, upon a Change in Control, other equity-based awards are substituted for outstanding Awards pursuant to the terms of the Plan and, immediately following the Change in Control, the Participant becomes employed by the entity into which the Trust merged, or the purchaser of substantially all of the assets of the Trust, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment for purposes of this Paragraph 12 until such time as the Participant terminates employment with the merged entity or purchaser (or successor), as applicable.

13.	Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

14.	Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Trust.

15.	Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that no such amendment or termination may materially adversely affect the rights of the Participant awarded hereunder.

     IN WITNESS WHEREOF, the Participant has hereunto set his hand, and the Trust has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

ARCHSTONE SMITH TRUST	PARTICIPANT